UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2012

Commission File No. 001-34198

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	0-9989	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) and (c) Resignation of Executive Officer; Appointment of Executive Officer

On June 30, 2012, SunOpta Inc. (the “Company”) and Tony Tavares agreed that Mr. Tavares would leave his employment as Vice President and Chief Operating Officer of the Company, effective July 27, 2012. Hendrik (Rik) Jacobs has been appointed to serve as President and Chief Operating Officer of the Company effective August 1, 2012. Steven R. Bromley, who has served as the President of the Company since January 2005 and the Chief Executive Officer of the Company since February 2007, will continue to serve as Chief Executive Officer and as a member of the Company’s Board of Directors.

Mr. Jacobs, 51, brings over 20 years of international sales, marketing, innovation, strategic development and general management experience to his new role with the Company. From June 2001 to May 2012, Mr. Jacobs held a number of positions with Tetra Pak, a leading supplier of equipment and materials for the processing and packaging of liquid food products. Most recently, Mr. Jacobs served Tetra Pak as Cluster Vice President for North Europe with responsibility for the United Kingdom, Ireland, Scandinavia and the Baltic States. Prior to this role, Mr. Jacobs served Tetra Pak as Managing Director Benelux with responsibility for the Netherlands, Belgium and Luxemburg, as Vice President of Strategy and Planning with responsibility for setting long term technology and product development strategies, and as Vice President of Sales for TetraPak USA. Prior to joining Tetra Pak, Mr. Jacobs held a number of international sales, marketing and general management positions with PepsiCo, Royal Dutch Ahold and the Coca-Cola Company. Mr. Jacobs holds a Masters of Business Administration degree from the American Graduate School of International Management and a Bachelor of Business Administration from Oregon State University.

In connection with Mr. Jacobs’ appointment, the Company and Mr. Jacobs executed an offer letter, which sets forth certain terms of Mr. Jacobs’ employment (the “Offer Letter”). Mr. Jacobs’ annual base salary will be CDN$500,000, and he will be eligible to earn a target bonus of 50% of his base salary under the SunOpta Corporate Office Bonus Plan if the Company achieves certain financial goals. Mr. Jacobs will be granted a one-time grant of 250,000 stock options by the Company’s Board of Directors (with 20% of such options vesting each year over a five year period) and he will be eligible to receive additional option grants as a participant in the Company’s long-term incentive program at the discretion of the Company’s Board of Directors. In addition to receiving the standard benefits available to all Company employees, he will receive an auto allowance, certain membership fees and professional fees related to his employment.

If in connection with a change of control of the Company there is a material change in Mr. Jacobs’ position, he will have the option of receiving a lump sum severance payment equal to eighteen (18) months of his base salary and annual bonus, plus the continuation of the auto allowance and medical, dental and insurance benefits, excluding short and long-term disability insurance, for eighteen (18) months following the date that employment is terminated. In addition, upon a change of control of the Company, all of Mr. Jacobs’ unvested options will immediately vest. If, Mr. Jacobs is terminated without cause he will receive severance benefits of eighteen (18) months of his base salary, bonus and the continuation of the auto allowance and allowable medical and insurance benefits during the eighteen (18) month period, excluding short and long-term disability insurance.

The Company confirms that Mr. Jacobs has not been a party to any material transactions with the Company that would require disclosure; and that no family relationships exist between Mr. Jacobs and any director or executive officer.

The foregoing represents a summary of the Offer Letter, does not purport to include all of the terms of the Offer Letter, and is subject to, and qualified in its entirety by, the full text of the Offer Letter, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated June 30, 2012, by and between SunOpta, Inc. and Hendrik (Rik) Jacobs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ John H. Dietrich

John H. Dietrich
Vice President, Corporate Development
and Secretary

Date	July 6, 2012